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                                  EXHIBIT 11.1

                           SONUS PHARMACEUTICALS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE



                                              Three Months Ended                   Six Months Ended
                                                    June 30,                           June 30,
                                          -----------------------------       -----------------------------
                                              1997              1996              1997             1996
                                          -----------       -----------       -----------       -----------

Net income (loss)                         $   405,593       $   980,922       $ 1,761,780       $(3,726,782)
                                          ===========       ===========       ===========       ===========

Weighted average shares outstanding         8,555,566         8,461,220         8,543,616         8,455,550

Net effect of common stock
     equivalents using the
     treasury stock method                    869,717           629,725           918,228              --
                                          -----------       -----------       -----------       -----------
Shares used in computation of net
     income (loss) per share                9,425,283         9,090,945         9,461,844         8,455,550
                                          ===========       ===========       ===========       ===========

Net income (loss) per share               $      0.04       $      0.11       $      0.19       $     (0.44)
                                          ===========       ===========       ===========       ===========


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